                                                Purusant to Rule 424(b)(5)
                                                File No. 33-55860

Prospectus Supplement
(To Prospectus Dated June 13, 1997)


         TIERS(SM) Corporate Bond-Backed Certificates, Series JPM 1998-2
                                    issued by
          TIERS(SM) Corporate Bond-Backed Certificates Trust JPM 1998-2
         relating to J. P. Morgan & Co. Incorporated Subordinated Notes,
                          Due 2012 (the "Term Assets")


     Evidencing an undivided interest in $45,000,000 Subordinated Notes due
           December 24, 2012 issued by J.P. Morgan & Co. Incorporated

Structured Products Corp.

Depositor

TIERS(SM) Corporate Bond-Backed Certificates Trust JPM 1998-2 (the "Trust") will be formed pursuant to the Trust Agreement, dated as of April 1, 1998, between Structured Products Corp., as depositor (the "Company" or the "Depositor"), and U.S. Bank Trust National Association, as trustee (the "Trustee"), as supplemented by the Series JPM 1998-2 Supplement, dated as of April 1, 1998 (collectively, the "Trust Agreement"). The assets of the Trust will include $45,000,000 aggregate principal amount of Subordinated Notes due 2012 (the "Term Assets") issued by J.P. Morgan & Co. Incorporated (the "Term Assets Issuer"). The liabilities of the Trust will include (i) its obligations to the Warrantholders under the Call Warrants (as defined herein) and (ii) its obligations to the Trustee under the Trust Agreement. Terms used but not otherwise defined herein are defined in the Prospectus dated June 13, 1997 attached hereto (the "Prospectus").

The Trust will issue certificates (the "Trust Investment Enhanced Return Securities" or "Certificates") with an aggregate principal amount of $45,000,000 and will evidence the right to receive, to the extent received on the Term Assets, a distribution of principal on December 24, 2012 (the "Maturity Date"). The Term Assets do not pay interest.

The Term Assets will be acquired by the Trustee on behalf of the Trust with the net proceeds of the sale of the Certificates and the consideration paid to the Trust for the grant of the Call Warrants (as defined herein). The Call Warrants are not offered hereby.

The Term Assets may be purchased from the Trust pursuant to a Warrant Exercise (as defined herein), in whole or in part, by and at the option of holders of the Call Warrants (the "Warrantholders") on any June 24 or December 24 on or after December 24, 2000 (the "First Call Date"). In such event, the Certificates will be redeemed (a "Warrant Exercise Redemption") at a price equal to the accreted value thereof as of such redemption date (the "Warrant Exercise Purchase Price") as shown on Appendix B. See "Risk Factors--Maturity and Yield Consideration" and

"Description of the Certificates--Purchase of Term Assets and Redemption of the Certificates" herein.

                                                  (cover continued on next page)

The Certificates have been authorized for listing, upon official notice of issuance, with the New York Stock Exchange ("NYSE").

It is a condition to the establishment of the Trust and the issuance of the Certificates that the Certificates be rated identically to the Term Assets by both Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("Standard & Poor's," and with Moody's, the "Rating Agencies").
Moody's and Standard & Poor's have rated the Term Assets "Aa3" and "AA-" respectively.

                                 ---------------

THE CERTIFICATES REPRESENT INTERESTS IN THE TRUST ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE COMPANY OR ANY OF ITS AFFILIATES. THE CERTIFICATES DO NOT REPRESENT A DIRECT OBLIGATION OF THE TERM ASSETS ISSUER OR ANY OF ITS AFFILIATES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

Salomon Brothers Inc ("Salomon" or the "Underwriter") proposes to offer the Certificates from time to time for sale in negotiated transactions or otherwise at prices determined at the time of sale. The price at which Certificates will be sold by the Underwriter may vary with each transaction. The Underwriter has agreed to purchase the Certificates from the Company at 37.609% of the principal balance thereof. Proceeds to the Company from any sale of the Certificates will be equal to the purchase price paid therefor by the Underwriter, net of any expenses payable by the Company and any compensation payable to the Underwriter. For further information with respect to the plan of distribution and any discounts, commissions or profits that may be deemed underwriting discounts or commissions, see "Method of Distribution" herein.

The Certificates are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Certificates will be made in book entry form through the facilities of The Depository Trust Company ("DTC") on or about April 1, 1998 (the "Closing Date") against payment therefor in same-day funds.

(SM)"Trust Investment Enhanced Return Securities" and "TIERS" are service marks of Salomon Brothers Inc.


Salomon Smith Barney


The date of this Prospectus Supplement is March 31, 1998.

(cover page continued)

The Term Assets Issuer is not participating in, and will not receive any proceeds in connection with, the sale of the Certificates.

There is currently no secondary market for the Certificates, and there can be no assurance that a secondary market for the Certificates will develop or, if it does develop, that it will continue. See "Risk Factors" in the Prospectus.

The Certificates are being offered in registered form. The Certificates initially will be represented by certificates registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners of such Certificates will be represented by book entries on the records of participating members of DTC ("Participants"). Definitive certificates will be available for such Certificates only under the limited circumstances described herein.
See "Description of the Certificates--Definitive Certificates."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

THE CERTIFICATES OFFERED BY THIS PROSPECTUS SUPPLEMENT WILL CONSTITUTE A SEPARATE SERIES OF CERTIFICATES BEING OFFERED BY THE COMPANY PURSUANT TO ITS PROSPECTUS DATED JUNE 13, 1997, OF WHICH THIS PROSPECTUS SUPPLEMENT IS A PART AND WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING WHICH IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL. IN PARTICULAR, INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH UNDER "RISK FACTORS" IN THE PROSPECTUS AND IN THIS PROSPECTUS SUPPLEMENT.

                                TABLE OF CONTENTS
                                                                   Page

SUMMARY OF TERMS...............................................     S-1

RISK FACTORS...................................................     S-4

FORMATION OF THE TRUST.........................................     S-5

USE OF PROCEEDS................................................     S-5

THE TERM ASSETS ISSUER.........................................     S-5

DESCRIPTION OF THE TERM ASSETS.................................     S-6

DESCRIPTION OF THE CERTIFICATES................................     S-6

DESCRIPTION OF THE TRUST AGREEMENT.............................     S-8

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................     S-10

ERISA CONSIDERATIONS..........................................     S-13

METHOD OF DISTRIBUTION........................................     S-14

RATINGS.......................................................     S-14

LEGAL OPINIONS................................................     S-14

INDEX OF TERMS................................................     S-15

APPENDIX A - Description of the Term Assets...................       A1

APPENDIX B - Accreted Value Schedule..........................       B1

                                SUMMARY OF TERMS


         The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere herein and in the Prospectus. Capitalized terms not defined on the pages hereof indicated in the "Index of Terms" have the meanings assigned to such terms in this Prospectus Supplement or in the Prospectus.

The Trust..........................................     TIERS Corporate Bond-Backed Certificates Trust JPM 1998-2, a
                                                        trust to be established under New York law pursuant to the
                                                        Trust Agreement dated as of April 1, 1998 (the "Closing
                                                        Date"), between Structured Products Corp., as depositor,
                                                        and U.S. Bank Trust National Association, as trustee, as
                                                        supplemented by the Series JPM 1998-2 Supplement dated as
                                                        of April 1, 1998 (collectively, the "Trust Agreement"). The
                                                        Trust Agreement will be qualified as an indenture under the
                                                        Trust Indenture Act of 1939, as amended. The Company is an indirect wholly-owned subsidiary of Salomon Smith Barney
                                                        Holdings Inc, a wholly owned subsidiary of Travelers Group
                                                        Inc., and is an affiliate of Salomon Brothers Inc. See "The
                                                        Company" in the Prospectus.


Securities Offered.................................     The Trust will issue trust certificates (called "Trust
                                                        Investment Enhanced Return Securities," or "Certificates")
                                                        having an aggregate principal amount of $45,000,000. The
                                                        Certificates will represent undivided interests in the
                                                        Trust and will be issued pursuant to the Trust Agreement.
                                                        The Trust will also issue Call Warrants which represent the right to purchase the Term Assets from the Trust, provided a Payment Default or Acceleration has not occurred, on any
                                                        June 24 or December 24 on or after December 24, 2000 (the
                                                        "First Call Date") through and including December 24, 2012
                                                        (each, a "Warrant Exercise Date"). If the Call Warrants are exercised, the Term Assets will be purchased at the
                                                        accreted value thereof as of the purchase date, which
                                                        accreted values as of each Warrant Exercise Date are set
                                                        forth in Appendix B hereto.

Terms of the Certificates.........................      Each Certificate evidences the right to receive, to the
                                                        extent received on the Term Assets, a distribution of
                                                        principal on December 24, 2012 (the "Maturity Date"). The
                                                        Term Assets, and therefore the Certificates, do not pay
                                                        interest, and therefore no distributions will be made to
                                                        holders of the Certificates prior to the Maturity Date.

Warrant Exercise;
Warrant Exercise Redemption.......................      Under each Call Warrant, a corresponding amount of the Term
                                                        Assets may be purchased on any Warrant Exercise Date on or after the First Call Date by and at the option of the
                                                        Warrantholder at a price equal to the accreted value of the
                                                        Term Assets as of such purchase date (the "Warrant Exercise
                                                        Purchase Price"). A Warrantholder must provide at least 15 business days notice to the Trustee of its intention to
                                                        exercise its Call Warrant. Any such exercise of a Call
                                                        Warrant (a "Warrant Exercise") will cause the redemption of the principal amount of Certificates subject to the Call
                                                        Warrant that is being exercised at the Warrant Exercise
                                                        Purchase Price.

Term Assets.......................................      The Term Assets consist of $45,000,000 aggregate principal amount of J.P. Morgan & Co. Incorporated Subordinated Notes due 2012, having the characteristics described in a
                                                        prospectus supplement dated November 17, 1997. The Term
                                                        Assets were issued and sold as part of an underwritten
                                                        public offering of $45,000,000 aggregate principal amount
                                                        of such securities. The only scheduled distribution to be
                                                        made on the Term Assets is the principal payment due on
                                                        December 24, 2012.

Trustee..........................................       U.S. Bank Trust National Association (formerly First Trust of New York, National Association), a national banking
                                                        association, as trustee under the Trust Agreement, a copy
                                                        of which may be inspected at the designated office of the
                                                        Trustee, 100 Wall Street, Suite 1600, New York, New York
                                                        10005.

Sale of Term Assets on Payment Default
or Acceleration...................................      Upon a Payment Default or an Acceleration of the Term
                                                        Assets (as such terms are defined herein), the Trustee will sell the Term Assets and distribute the proceeds of such
                                                        sale (after deducting the costs incurred in connection
                                                        therewith) to the holders of the Certificates. The Term
                                                        Assets are not subject to acceleration except upon the
                                                        bankruptcy or reorganization of the Term Assets Issuer.

Record Dates......................................      The day immediately preceding any date a distribution is to be made to holders of the Certificates.

Denominations;
Specified Currency................................      The Certificates will be denominated and payable in U.S.
                                                        dollars and will be available for purchase in minimum
                                                        denominations of $1,000 and integral multiples thereof.

Form of Security..................................      The Certificates are being offered in registered form. The
                                                        Certificates initially will be registered in the name of
                                                        Cede & Co., as nominee of The Depository Trust Company.
                                                        Definitive Certificates will be available for such

                                                        Certificates only under the limited circumstances described herein. See "Description of the Certificates-Definitive
                                                        Certificates" herein. Distributions on the Certificates
                                                        will be settled in immediately available (same-day) funds.

Certain Federal Income
Tax Consequences..................................      See "Certain Federal Income Tax Consequences" herein.


ERISA Considerations..............................      Any employee benefit or other plan subject to the Employee
                                                        Retirement Income Security Act of 1974, as amended
                                                        ("ERISA"), or Section 4975 of the Internal Revenue Code of
                                                        1986, as amended (the "Code"), including an individual
                                                        retirement account or Keogh plan, may purchase
                                                        Certificates. The Underwriter expects that (i) at the
                                                        conclusion of the initial offering, there will be at least
                                                        100 separate purchasers (whom the Underwriter has no reason to believe are not independent of the Company or of one
                                                        another) and (ii) the other conditions to the
                                                        publicly-offered

                                                        securities exception will be satisfied, with the result
                                                        that the Trust assets should not be treated as "plan
                                                        assets" of investing plans for purposes of applying ERISA
                                                        and Section 4975 of the Code. See "ERISA Considerations"
                                                        herein.

Ratings...........................................      It is a condition to the issuance of the Certificates that they be rated identically to the Term Assets by Standard &
                                                        Poor's Ratings Group ("Standard & Poor's") and Moody's
                                                        Investors Service, Inc. ("Moody's" and, collectively with
                                                        Standard & Poor's, the "Rating Agencies"). Standard &
                                                        Poor's has rated the Term Assets "AA-" and Moody's has
                                                        rated the Term Assets "Aa3." The Depositor has not
                                                        requested a rating of the Certificates from any other
                                                        rating agency. The rating given to the Certificates will be based primarily upon the credit rating of the Term Assets
                                                        and the legal structure of the transaction, including the
                                                        limitation that payments in respect of the Certificates are subject to receipt by the Trustee of payments on the Term
                                                        Assets. The rating reflects the likelihood that
                                                        Certificateholders will receive the payments or property
                                                        due or distributable on their Certificates, as applicable.
                                                        A security rating is not a recommendation to buy, sell or
                                                        hold securities and may be subject to revision or
                                                        withdrawal at any time by the assigning rating agency. A
                                                        security rating does not address the likelihood of the

                                                        exercise of Call Warrants or the corresponding effect on
                                                        yield to investors. See "Ratings" and "Risk
                                                        Factors--Maturity and Yield Considerations" herein.

                                  RISK FACTORS

         A prospective purchaser of the Certificates should be aware of the following factors in evaluating the merits and risks of an investment therein.

No Detailed Information on Term Assets Issuer or Term Assets

         This Prospectus Supplement does not provide detailed information with respect to the Term Assets Issuer or the Term Assets, any risk factors relating thereto, or any rights or obligations, legal, financial or otherwise, arising thereunder or related thereto. See "The Term Assets Issuer," "Description of the Term Assets," and "Appendix A-Description of Term Assets" herein.

Term Assets Issuer is Only Payment Source

         The distribution of principal on the Certificates is payable solely from amounts received by the Trustee from payments by the Term Assets Issuer on the Term Assets. The Term Assets Issuer is subject to laws permitting bankruptcy, moratorium, reorganization or other actions which, in the event of financial difficulties of the Term Assets Issuer, could result in delays in payment, partial payment or non-payment of the Certificates relating to a Term Asset. In the event of nonpayment on the Term Assets, the risk of such nonpayment will be borne by the holders of the Certificates (the "Certificateholders"). See "Description of the Certificates - Sale of Term Assets on Payment Default or Acceleration."

Bankruptcy Risks

         If Salomon Brothers Holding Company Inc ("SBHCI"), the parent of the Depositor, were to become a debtor in a bankruptcy case and a creditor or trustee-in-bankruptcy or SBHCI itself were to request a bankruptcy court to order that the Depositor be substantively consolidated with SBHCI, delays in and reductions in the amount of distributions on the Certificates could occur. SBHCI and the Depositor have taken certain steps that are intended to minimize the risk that the assets of the Depositor would be substantively consolidated with the assets and liabilities of SBHCI. These steps include the creation of the Depositor as a separate, limited purpose subsidiary, restrictions on the operations of the Depositor, and limitations in the certificate of incorporation of the Depositor on the nature of the Depositor's business and its ability to commence voluntary insolvency cases or proceedings without the prior unanimous vote of all its directors. Further, the Depositor does not intend to file, and SBHCI has agreed that it will not file, a voluntary petition for relief under the Bankruptcy Code or any similar applicable state laws with respect to the Depositor. Thus, (i) the voluntary or involuntary application with respect to the Depositor for relief under Title 11 of the United States Code or similar applicable state laws and (ii) the substantive consolidation of the Depositor and SBHCI is unlikely to occur.

         The transfer of the Term Assets from Salomon to the Depositor is intended and has been structured to constitute an absolute sale of the Term Assets rather than a borrowing by Salomon secured by the Term Assets. If Salomon were to become a debtor in a bankruptcy case or a case under the Securities Investor Protection Act of 1970, as amended ("SIPA") and a bankruptcy trustee, a court which had issued a protective decree under SIPA or a creditor of Salomon were to take the position that the transfer of the Term Assets from Salomon to the Depositor should be characterized as the pledge of the Term Assets to secure a borrowing by Salomon, then delays in distributions on the Certificates or (should the bankruptcy court or the court in a case under SIPA rule in favor of any such trustee or creditor) reductions in such distributions could result. If the transfer of the Term Assets to the Depositor is treated as a sale, however, the Term Assets would not be part of Salomon's bankruptcy estate and would not be available to Salomon's creditors.

No Assurance of Liquidity

         There is no assurance that any secondary market will develop or be maintained for the Certificates. While the Underwriter intends to maintain a secondary market for the Certificates, it is not obligated to do so. There can be no assurance that a secondary market in the Certificates will develop or, if it does develop, that it will remain in existence for any period of time. The absence of a secondary market may adversely affect the liquidity, and therefore the sale price, of the Certificates.

Maturity and Yield Considerations

         Warrantholders are likely to exercise the right to purchase the Term Assets, if at all, at a time when the interest rates on potential reinvestments are lower than the return that would have been earned over the remaining life of the Certificates had they not been redeemed due to the exercise of the Call Warrants. See "Description of the Certificates" herein and "Risk Factors" in the Prospectus.

Events of Default on the Term Assets

         If an event of default with respect to the Term Assets occurs, the risk of loss on the Term Assets lies entirely with the Certificateholders. If a Payment Default or Acceleration (as such terms are defined herein) occurs, the Trustee will sell the Term Assets and distribute the proceeds of such sale (after deducting the costs incurred in connection therewith) to the Certificateholders. Payments on the Term Assets may not be accelerated except upon the bankruptcy or reorganization of the Term Assets Issuer. See "Description of the Certificates-Sale of Term Assets on Payment Default or Acceleration" herein.


Accounting Matters

         This Prospectus Supplement does not provide information concerning the treatment for accounting purposes of a purchase of the Certificates or the issuance of the Call Warrants. The Financial Accounting Standards Board is in the process of drafting a standard concerning the accounting treatment of derivative securities, and such standard, when issued, may affect the treatment for accounting purposes of holding the Certificates or the Call Warrants. Purchasers of Certificates should consult their accountant with regard to such matters.

The Underwriter and the Depositor

         The Underwriter is an affiliate of the Depositor.


                             FORMATION OF THE TRUST

         TIERS Corporate Bond-Backed Certificates Trust JPM 1998-2 will be formed under New York law pursuant to the Trust Agreement dated as of April 1, 1998, as supplemented by the Series JPM 1998-2 Supplement dated as of April 1, 1998. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Concurrently with the execution and delivery of the Trust Agreement, the Company will deposit with the Trustee the proceeds from the sale of the Certificates to the Underwriter, with instructions to use such funds, together with the proceeds received by the Trust from the sale of the Call Warrants, for the specific purpose of purchasing the Term Assets. The Trustee, on behalf of the Trust, will accept such funds, purchase the Term Assets and deliver the Certificates and the Call Warrants to or upon the order of the Company. The Trustee will hold the Term Assets for the benefit of the Certificateholders, subject to the rights of the Warrantholders.


                                 USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the Certificates and the Call Warrants will be used to purchase the Term Assets, which, after the purchase thereof, will be sold by the Company to the Trust and will be the sole Deposited Assets (as defined in the Prospectus) of the Trust.


                             THE TERM ASSETS ISSUER

         This Prospectus Supplement does not provide information with respect to the Term Assets Issuer. No investigation has been made of the financial condition or creditworthiness of the Term Assets Issuer or any of its subsidiaries in connection with the issuance of the Certificates. The Company is not an affiliate of the Term Assets Issuer.

         The Term Assets Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information (including financial information) with the Commission. Copies of such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and may be obtained from the Public Reference Section of the Commission at Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such reports and other information can be obtained from the Term Assets Issuer at its address specified in its most recent publicly available reports and at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Trust will have no assets other than the Term Assets from which to make distributions of amounts due in respect of the Certificates. Consequently, the ability of Certificateholders to receive distributions in respect of the Certificates will depend principally on the Trust's receipt of payments on the Term Assets from the Term Assets Issuer.

         Prospective purchasers of the Certificates should consider carefully the Term Assets Issuer's financial condition and its ability to make payments in respect of such Term Assets. This Prospectus Supplement relates only to the Certificates being offered hereby and does not relate to the Term Assets or the Term Assets Issuer. All information contained in this Prospectus Supplement regarding the Term Assets Issuer is derived from the Term Assets Prospectus. Neither the Company nor the Underwriter has participated in the preparation of such documents, or takes any responsibility for the accuracy or completeness of the information provided therein.


                         DESCRIPTION OF THE TERM ASSETS

Public Information Concerning the Term Assets Issuer

         This Prospectus Supplement does not provide information with respect to the Term Assets Issuer. No investigation has been made of the financial condition or creditworthiness of the Term Assets Issuer or any of its subsidiaries in connection with the issuance of the Certificates. The Depositor is not an affiliate of the Term Assets Issuer.

         The Trust will have no other assets from which to make distributions of amounts due in respect of the Certificates. Consequently, the ability of Certificateholders to receive distributions in respect of the Certificates will depend entirely on the Trust's receipt of payments on the Term Assets from the Term Assets Issuer.

         The disclosure under this caption in this Prospectus Supplement is intended primarily to identify the Term Assets and does not purport to summarize the Term Assets or to provide information with respect to the Term Assets Issuer. Appendix A to this Prospectus Supplement, which contains the pricing terms of the Term Assets, is derived solely from the description thereof in the

Term Assets Prospectus. Such information does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, (i) the Term Assets Prospectus, and (ii) the Term Assets Registration Statement, of which the Term Assets Prospectus is a part. This Prospectus Supplement relates only to the Certificates offered hereby and does not relate to an offering of the Term Assets. No representation is made by the Trust, the Trustee or the Depositor as to the accuracy, timeliness or completeness of the information contained in the Term Assets Prospectus or the Term Assets Registration Statement.

Salomon Brothers Inc and the Term Assets Issuer

         From time to time, Salomon Brothers Inc may be engaged by the Term Assets Issuer as an underwriter or placement agent, in an advisory capacity or in other business arrangements. In addition, Salomon Brothers Inc or another affiliate of the Depositor may make a market in other outstanding securities of the Term Assets Issuer.

                         DESCRIPTION OF THE CERTIFICATES

General

         The Certificates will be issued pursuant to the terms of the Trust Agreement. The following summary as well as other pertinent information included elsewhere in this Prospectus Supplement and in the Prospectus describes material terms of the Certificates and the Trust Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Certificates and the Trust Agreement. The following summary supplements the description of the general terms and provisions of the Certificates of any given series and the related Trust Agreement set forth in the Prospectus, to which description reference is hereby made.

         The Certificates will be denominated and distributions with respect thereto will be payable in United States Dollars, which will be the "Specified Currency" as such term is defined in the Prospectus. The Certificates represent in the aggregate the entire beneficial ownership interest in the Trust. The property of the Trust will consist of (i) the Term Assets, (ii) all payments on or collections in respect of the Term Assets accrued on or after the Closing Date, together with any proceeds thereof, and (iii) all funds from time to time deposited with the Trustee in accounts related to the Trust. The property of the Trust will be held for the benefit of the holders of the Certificates by the Trustee. The only scheduled payment to be made on the Term Assets is the principal amount thereof, which is to be paid on the Maturity Date.

         All distributions to Certificateholders will be made only from the property of the Trust (including exercise proceeds of the Call Warrants, if any) as described herein. The Certificates do not represent an interest in or obligation of the Depositor, the Term Assets Issuer, the trustee for the Term Assets, the Trustee, Salomon Brothers Inc, or any affiliate if any thereof.


Distributions

         Each Certificate evidences the right to receive, to the extent received on the Term Assets, a distribution of principal on December 24, 2012 (the "Maturity Date") or if such day is not a Business day, the next succeeding Business Day. No interest payments are to be made on the Certificates. For purposes of the foregoing, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

Purchase of Term Assets and Redemption of the Certificates

         The Term Assets subject to each Call Warrant may be purchased from the Trust, provided a Payment Default or Acceleration has not occurred, on any June 24 or December 24 on or after December 24, 2000 through and including December 24, 2012 (each, a "Warrant Exercise Date") at the option of the Warrantholder (a "Warrant Exercise") at a price equal to the accreted value of the Term Assets as of such Warrant Exercise Date as set forth in Appendix B hereto (the "Warrant Exercise Purchase Price") upon at least 15 business days notice by the Warrantholder to the Trustee of its intention to exercise its Call Warrant. Any such exercise of a Call Warrant will cause the redemption of the principal amount of Certificates subject to the Call Warrant that is being exercised at a price equal to the Warrant Exercise Purchase Price. The Certificates to be redeemed will be selected by the Trustee or DTC by lot.

         Such redemption will be effected from proceeds from the sale of the Term Assets by the Trustee to the Warrantholder pursuant to the terms of the Call Warrant. The Trustee will notify the holders of the Certificates and the Rating Agencies upon its receipt of a Warrantholder's notice of its intent to exercise a Call Warrant.

         On or before the Business Day preceding the date on which a Call Warrant is to be exercised, the Warrantholder must make available for deposit with the Trustee in immediately available funds an amount equal to the Warrant Exercise Purchase Price for the Term Assets subject to the Call Warrant being exercised. The Trustee will notify the holders of the Certificates and the Rating Agencies of any such failure with respect to a Call Warrant. If a Warrantholder fails to make the required deposit, the Term Assets will not be sold and the Certificates will not be redeemed.

         Amendment of the Trust Agreement may require, and amendment of the Call Warrant generally will require, consent of the Warrantholders. See "Description of the Trust Agreement--Voting Rights" herein. Warrantholders may sell or assign all or a portion of the Call Warrants in accordance with the terms of the Call Warrants. The Call Warrants are not offered hereby.

Sale of Term Assets on Payment Default or Acceleration

         If a Payment Default or an Acceleration occurs, the Trustee will sell the Term Assets pursuant to the procedures set forth in the Trust Agreement and distribute the proceeds of such sale (after deducting the costs incurred in connection therewith) to the holders of the Certificates based upon the principal amount of Certificates held. Following such distribution, all Certificates will be cancelled. A "Payment Default" means a default in the payment of any amount due on the Term Assets from the Term Assets Issuer after the same becomes due and payable (and the expiration of any applicable grace period on the Term Assets). An "Acceleration" means the acceleration of the maturity of the Term Assets following the bankruptcy or reorganization of the Term Assets Issuer.

Listing on the New York Stock Exchange

         The Certificates have been authorized for listing, upon official notice of issuance, with the NYSE. There can be no assurance that the Certificates, once listed, will continue to be eligible for trading on the NYSE.

Form of the Certificates

         The Certificates will be delivered in registered form. The Certificates will be issued, maintained and transferred on the book-entry records of DTC and its Participants in minimum denominations of $1,000 and integral multiples thereof.

         The Certificates will each initially be represented by one or more global certificates registered in the name of the nominee of DTC (together with any successor clearing agency selected by the Company, the "Clearing Agency"), except as provided below; the Company has been informed by DTC that DTC's nominee will be Cede & Co. No Certificateholder will be entitled to receive a certificate representing such Certificateholder's interest, except as set forth below under "Definitive Certificates." Unless and until Definitive Certificates (as defined below) are issued under the limited circumstances described herein, all references to actions by Certificateholders with respect to any such Certificates shall refer to actions taken by DTC upon instructions from its Participants. See "Definitive Certificates" below and "Description of the Certificates--Global Securities" in the Prospectus.

         Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC will take action permitted to be taken by a Certificateholder under the Trust Agreement only at the direction of one or more Participants to whose DTC account such Certificates are credited. Additionally, DTC will take such actions with respect to specified Voting Rights (as defined herein) only at the direction and on behalf of Participants whose holdings of such Certificates evidence such specified Voting Rights. DTC may take conflicting actions with respect to Voting Rights, to the extent that Participants whose holdings of Certificates evidence such Voting Rights authorize divergent action.

Definitive Certificates

         "Definitive Certificates" will be issued to owners of Certificates or their nominees, respectively, rather than to DTC or its nominee, only if (i) the Company advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as Clearing Agency with respect to the

Certificates and the Company is unable to locate a qualified successor or (ii) the Company, at its option, elects to terminate the book-entry system through DTC.

         Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee is required to notify all Participants of the availability through DTC of Definitive Certificates. Upon surrender by DTC of the definitive certificates representing the Certificates and receipt of instructions for re-registration, the Trustee will reissue such Certificates as Definitive Certificates issued in the respective principal amounts owned by the individual owners of such Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as Certificateholders under the Trust Agreement.

                       DESCRIPTION OF THE TRUST AGREEMENT

General

         The Certificates will be issued pursuant to the Trust Agreement, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the Prospectus form a part. A Current Report on Form 8-K relating to the Certificates containing a copy of the Trust Agreement as executed will be filed by the Company with the Commission following the issuance and sale of the Certificates. The assets of the Trust created under the Trust Agreement will consist of (i) the Term Assets (subject to the Call Warrants) and
(ii) all payments on or collections in respect of the Term Assets due after the Closing Date, including payments to the Trust under the Call Warrants, if any. Reference is made to the Prospectus for important information in addition to that set forth herein regarding the Trust, the terms and conditions of the Trust Agreement and the Certificates. The following summaries of certain provisions of the Trust Agreement do not purport to be complete and are subject to the detailed provisions contained in the form of Trust Agreement, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein.

Affiliate Exchange Right

         Any affiliate of the Depositor, but not the Depositor itself, will have the right, subject to the limitations contained in the Trust Agreement, on any date to tender to the Trustee Certificates of a specified principal amount together with Call Warrants relating to an equal principal amount of Certificates, and to receive in exchange Term Assets equal to such principal amount.

The Trustee

         U.S. Bank Trust National Association, a national banking association, will act as trustee for the Certificates and the Trust pursuant to the Trust Agreement. The Trustee's offices are located at 100 Wall Street, Suite 1600, New York, New York 10005 and its telephone number is (212) 361-2500.


         The Trust Agreement will provide that the Trustee and any director, officer, employee or agent thereof will be indemnified by the Trust and held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Trust Agreement or the Certificates or the performance of the Trustee's duties under the Trust Agreement, other than any loss, liability or expense that (i) constitutes a specific liability of the Trustee under the Trust Agreement or (ii) was incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's duties under the Trust Agreement or as a result of a breach, or by reason of reckless disregard, of the Trustee's obligations and duties under the Trust Agreement.

         Pursuant to the Trust Agreement, as compensation for the performance of its duties under such agreement, the Trustee shall be entitled to payment of trustee fees and reimbursement of expenses by the Company pursuant to a separate agreement with the Company, but shall not have any claim against the Trust with respect thereto.

Event of Default

         There are no events of default with respect to the Certificates. If a Payment Default or Acceleration occurs, the Trustee will sell the Terms Assets and distribute the proceeds of such sale (after deducting the costs incurred in connection therewith) to the Certificateholders. See "Description of the Certificates--Sale of Term Assets on Payment Default or Acceleration" herein.

Voting Rights

         The Certificateholders will have 100% of the total Voting Rights. All Voting Rights with respect to the Certificates will be allocated in proportion to the respective principal balances of the then-outstanding Certificates held by such Certificateholders on any date of determination.

         The required percentage of Voting Rights of those Certificates that are materially adversely affected by any modification or amendment of the Trust Agreement necessary to consent to such modification or amendment shall be 66-2/3%.

Voting of Term Assets

         The Trustee, as holder of the Term Assets, has the right to vote and give consents and waivers in respect of such Term Assets as permitted by the depositary with respect thereto and except as otherwise limited by the Trust Agreement. In the event that the Trustee receives a request from the Term Assets Issuer for its consent to any amendment, modification or waiver of the Term Assets or any document relating thereto, or receives any other solicitation for any action with respect to the Term Assets, the Trustee shall mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of such date. The Trustee shall request instructions from the Certificateholders as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation. The Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative principal balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Certificateholders thereof as of a date determined by the Trustee prior to the date on which such consent or vote is required; provided, however, that, notwithstanding anything to the contrary stated herein, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Term Assets, including, without limitation, any demand to accelerate the Term Assets or (ii) which would result in the exchange or substitution of any Term Asset pursuant to a plan for the refunding or refinancing of such Term Asset, except in each case with the unanimous consent of the Certificateholders and subject to the requirement that such vote or consent would not, based on an opinion of counsel, materially increase the risk that the Trust would fail to qualify as a grantor trust for federal income tax purposes. The Trustee shall have no liability for any failure to act resulting from Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

Evidence as to Compliance

         Annual independent audits of the Trust will not be required; however, the Trust Agreement will provide that within four months following the end of an Accounting Period during which a distribution was made on the Term Assets, a firm of independent public accountants will furnish a report to the Depositor, the Rating Agencies and the Trustee to the effect that such firm has examined certain documents and records relating to the administration of the Term Assets during the related Accounting Period and performed accounting and auditing procedures set forth in the Trust Agreement which should enable the recipients of such reports to determine whether such administration was conducted in compliance with the terms of the Trust Agreement. Such report will identify any exceptions found during the examination. "Accounting Period" will mean each twelve-month period ending on the 30th day of June (commencing with the twelve-month period ending June 30, 1998). The Company reserves the right to change the timing of Accounting Periods, but no Accounting Period may exceed 12 months.

Termination of the Trust

         The Trust shall terminate upon (i) the payment in full at maturity,
(ii) the distribution of the proceeds received upon a sale of the Term Assets (after deducting the costs incurred in connection therewith) to the Certificateholders after a Payment Default or an Acceleration thereof, (iii) the distribution in kind of the Term Assets upon a tender by an affiliate of the Depositor of 100% of the then outstanding Call Warrants and Certificates in exchange for 100% of the Term Assets, or (iv) the sale by the Trust in accordance with the Call Warrants of all the Term Assets and the distribution in full of all amounts due to the Certificateholders. Under the terms of the Trust Agreement and the Call Warrants, the Certificateholders will not be entitled to terminate the Trust or cause the sale or other disposition of the Term Assets if and for so long as the Call Warrants remain outstanding, without the unanimous consent of the Warrantholders.



                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain United States federal income tax consequences of the ownership of the Certificates as of the date hereof. This summary is based on the Internal Revenue Code of 1986 (the "Code") as well as Treasury regulations and administrative and judicial rulings and practice. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could alter or modify the continued validity of the statements and conclusions set forth herein. This summary does not purport to address all federal income tax matters that may be relevant to particular holders. For example, it generally is addressed only to original purchasers of the Certificates that are "U.S. Persons" (as described below), deals only with Certificates held as capital assets within the meaning of Section 1221 of the Code, and does not address tax consequences to holders that may be relevant to investors subject to special rules, such as non-U.S. investors, banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, mutual funds, REITs, natural persons, cash method taxpayers, S corporations, estates and trusts, investors that hold the Certificates (or have held the Term Assets) as part of a hedge, straddle or conversion transaction, or holders whose "functional currency" is not the United States dollar. Further, it does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a Certificateholder.

         For these purposes, a U.S. Person is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

         Persons considering the purchase of the Certificates should consult their own tax advisers concerning the application of United States federal income tax laws, as well as any state, local, foreign or other tax laws, to their particular situations.

         In addition, this discussion does not address the tax consequences to individual taxpayers, trusts, and estates, and all such taxpayers are urged to consult their own tax advisers regarding special rules that are applicable to them.

         The Prospectus Supplement relating to the Term Assets does not address the federal income tax characterization of the Term Assets. Accordingly, for the purposes of the discussion herein the Company and its special counsel have assumed, without inquiry, that the Term Assets will be characterized as indebtedness for federal income tax purposes.

Tax Status of the Trust

         Upon the issuance of the Certificates, Orrick, Herrington & Sutcliffe

LLP, special counsel to the Depositor, will deliver its opinion generally to the effect that, assuming compliance with the Trust Agreement (and certain other documents) and based on certain representations of the Depositor, for federal income tax purposes, (i) the Trust should be characterized as a grantor trust and (ii) if the Trust is determined not to be a grantor trust, it will be characterized as a partnership and not as an association taxable as a corporation (or publicly traded partnership treated as an association).

         Prospective investors should be aware that no rulings have been sought from the IRS, and that legal opinions are not binding on the IRS or the courts. Accordingly, there can be no absolute assurance that the IRS will agree that the Trust is a grantor trust. If, contrary to special counsel's opinion, the Trust is determined to be an association taxable as a corporation, among other consequences, the Trust would be subject to federal income tax (and similar state income or franchise taxes) on its income and distributions to Certificateholders would be impaired. In light of special counsel's opinion, however, (i) the Trust intends for tax reporting purposes to characterize the Trust as a grantor trust and (ii) except as specifically indicated otherwise under "Possible Recharacterization of the Trust as a Partnership" below, the balance of this discussion assumes that the Trust will be classified as a grantor trust.

         Certificateholders will be treated, for federal income tax purposes, as if they had (i) purchased their pro rata interest of the Trust's underlying assets and (ii) sold call options (the "Call Warrants") with respect to the Term Assets in an amount representing their pro rata interest in the Trust.

         The Trust has identified the Term Assets and the Call Warrants as part of an integrated transaction within the meaning of Treasury Regulation ss. 1.1275-6. Among other consequences of such identification is the treatment generally of each Certificate as a synthetic debt instrument issued on the date it is acquired by the holder thereof. It is also possible that each Certificate will be treated as a debt instrument issued on the Closing Date. In that case, the Certificates would be taxed like conventional debt instruments and the discussion of original issue discount under "Income of Certificateholders" would not apply.

Income of Certificateholders

         Each Certificateholder will be subject to the original issue discount ("OID") rules of the Code and Treasury Regulations with respect to such Certificates. Under those rules, the Certificateholder (whether on the cash or accrual method of accounting) will be required to include in income the OID on the Certificates as it accrues on a daily basis, regardless of when cash payments are received, using a method reflecting a constant yield as described below.

         The amount of OID on the Certificates will be equal to the excess of all amounts payable on the Certificates over the amount paid to acquire the Certificates. In determining the amount paid for the Certificates, a portion of the purchase price for a Certificate may be separately allocated to accrued interest and to amounts held pending distribution to the Certificateholder (the recovery of which amounts would not be taxable). Any such allocation would reduce the amount paid for (and the amount payable on) the Certificates.

         In general, the amount of OID includible in income in any taxable year by a Certificateholder is the sum of the "daily portions" of OID on the Certificates for all days during the taxable year that the Certificateholder owns the Certificates. The daily portions of OID on a Certificate are determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The amount of OID allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of the Certificates at the beginning of the period by a fraction, the numerator of which is the annual yield to maturity of the Certificates and the denominator of which is the number of accrual periods in a year. An "accrual period" would generally be each period ending on an interest payment date on the Certificates, although Treasury regulations allow a Certificateholder to elect other accrual periods of no more than a year in length, as long as each scheduled payment on the Certificates occurs at the end of an accrual period. The yield to maturity of a Certificate is determined by each holder based on that holder's deemed purchase price; it is unclear whether the holder of a Certificate should, in calculating OID, assume that the Term Assets will, or will not, be called pursuant to the Call Warrant.

         The "adjusted issue price" of the Certificates at the beginning of any accrual period is the purchase price for a Certificate allocable to the Certificates (i) increased by the amount of OID allocable to all prior accrual periods and (ii) reduced by the amount of all payments on the Certificates allocable to the holder in all prior accrual periods.

         The Trustee intends for information reporting purposes to account for OID, if any, reportable by Certificateholders by reference to the price paid for a Certificate by an initial purchaser at an assumed issue price, although the amount of OID will differ for other purchasers. Such purchasers should consult their tax advisers regarding the proper calculation of OID.

         Because a Certificateholder will not be receiving current distributions of interest, OID will be reported as income prior to the receipt of cash attributable to such income and the amount of OID includible in income will increase each year.

Purchase and Sale of a Certificate or Term Assets

         A Certificateholder's tax basis in a Certificate generally will equal the cost of the Certificates increased by any amounts includible in income as OID, and reduced by any payments made on the Certificates. If a Certificate is sold or redeemed, capital gain or loss will be recognized equal to the difference between the proceeds of sale and the Certificateholder's adjusted basis in the Certificates.

Possible Recharacterization of the Trust as a Partnership

         As indicated above under "Tax Status of the Trust," it is possible that the IRS will seek to recharacterize the Trust as a partnership. If the IRS were to successfully recharacterize the Trust as a partnership, the Trust would not be subject to federal income tax. Further, under Treasury Regulation 1.761-2, certain partnerships may "elect out" of subchapter K of the Code (partnership tax accounting). Although subject to uncertainty, the Trust should be eligible for this election. Assuming that it is so eligible, each Certificateholder will be required to report its respective share of the items of income, deductions, and credits of the organization on their respective returns (making such elections as to individual items as may be appropriate) in a manner consistent with the exclusion of the Trust from partnership tax accounting. Such reporting should be substantially similar to the income tax reporting that would be required under the grantor trust rules. In mutual consideration for each Holder's purchase of a Certificate, each such Holder is deemed to consent to the Trust's making of a protective election out of subchapter K of the Code.

         If the election to be excluded from the partnership tax accounting provisions of the Code is not effective, among other consequences, (i) the Trust would be required to account for its income and deductions at the Trust level (not necessarily taking into account any particular holder's circumstances, including any difference between the holder's basis in its Certificates and the Trust's basis in its assets) and to utilize a taxable year for reporting purposes and (ii) each Holder would be required to separately take into account such Holder's distributive share of income and deductions of the Trust. A Holder would take into account its distributive share of Trust income and deductions for each taxable year of the Trust in the Holder's taxable year which ends with or within the Trust's taxable year. A Holder's share of the income of the Trust computed at the Trust level would not necessarily be the same if computed under the OID rule described above under "Income of Certificateholders" and, in particular, may not take account of any difference in the yield on the Certificate to the Holder based on the Certificateholder's purchase price and the yield on the Term Assets determined at the Trust level.

State and Other Tax Consequences

         In addition to the federal income tax consequences described above, potential investors should consider the state, local and foreign tax consequences of the acquisition, ownership and disposition of the Certificates. State, local and foreign tax law may differ substantially from federal tax law, and this discussion does not purport to describe any aspect of the tax law of a state or other jurisdiction (including whether the Trust, if treated as a partnership for federal income tax purposes, would be treated as a partnership under any state or local jurisdiction). Therefore, prospective purchasers should consult their own tax advisers with respect to such matters.


                              ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain requirements on (a) an employee benefit plan (as defined in Section 3(3) of ERISA), (b) a plan described in Section 4975(e)(1) of the Code, including an individual retirement account ("IRA") or Keogh plan or (c) any entity whose underlying assets include plan assets by reason of a plan's investment in the entity (each, a "Plan").

         ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code (collectively, "Parties in Interest"). Thus, a Plan fiduciary considering an investment in Certificates should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. The Term Assets Issuer, the Underwriter, the Trustee, the Warrantholders and their respective affiliates may be Parties in Interest with respect to many Plans.

         If an investment in Certificates by a Plan were to result in the assets of the Trust being deemed to constitute "plan assets" of such Plan, certain aspects of such investment, including the operations of the Trust and the deemed extension of credit between the Term Assets Issuer and the holder of a Certificate (as a result of the Term Assets being deemed to be plan assets), as well as subsequent transactions involving the Trust or its assets (including the exercise of the Call Warrants), might constitute or result in prohibited transactions under Section 406 of ERISA and Section 4975 of the Code unless exemptive relief were available under an applicable exemption issued by the United States Department of Labor (the "DOL"). Neither ERISA nor the Code defines the term "plan assets." Under Section 2510.3-101 of the DOL regulations (the "Regulation"), a Plan's assets may include the assets of an entity if the Plan acquires an "equity interest" in such entity unless an exception applies under the Regulation. Thus, if a Plan acquires a Certificate, for certain purposes (including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code), the Plan would be considered to own an undivided interest in the underlying assets of the Trust unless such Certificate is a "publicly-offered security" or another exception applies under the Regulation.

         The Underwriter expects that the Certificates will satisfy the criteria for treatment as publicly-offered securities under the Regulation. A publicly-offered security is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another at the conclusion of the initial offering, and
(iii) either is (A) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (B) sold to the

Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.


         The Underwriter will verify that there will be at least 100 separate purchasers (whom the Underwriter has no reason to believe are not independent of the Company or of one another) at the conclusion of the initial offering. There is no assurance that the 100 independent investor requirement of the "publicly-offered security" exception will, in fact, be satisfied.

         Nothing herein shall be construed as a representation that an investment in the Certificates would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans generally or any particular Plan. Any Plan or any other entity the assets of which are deemed to be "plan assets," such as an insurance company investing assets of its general account, proposing to acquire Certificates should consult with its counsel.


                             METHOD OF DISTRIBUTION

         Subject to the terms and conditions set forth in the Underwriting Agreement, dated March 9, 1998 (the "Underwriting Agreement"), the Company has agreed to sell and Salomon Brothers Inc (an affiliate of the Company) has agreed to purchase, all the Certificates.

         The Underwriter has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase all Certificates offered hereby, if any such Certificates are purchased, at a price of $16,924,050, which will constitute the aggregate proceeds to the Company, before deducting expenses estimated at $80,000.

         The Company has been advised by the Underwriter that it proposes to offer the Certificates from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Any profit on the resale of Certificates by the Underwriter will constitute underwriting compensation under the Securities Act.

         The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

         Salomon Brothers Inc is an affiliate of the Company, and the participation by Salomon Brothers Inc in the offering of the Certificates complies with Conduct Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.


                                     RATINGS

         It is a condition to the establishment of the Trust and the issuance of the Certificates that the Certificates be rated identically to the Term Assets by both Moody's and Standard & Poor's. Moody's and Standard & Poor's have rated the Term Assets "Aa3" and "AA-" respectively.

         The ratings address the likelihood of the receipt by holders of the Certificates of payments required under the Trust Agreement, and are based primarily on the credit quality of the Term Assets.

         A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agencies. Each security rating should be evaluated independently of any other security rating.

         The Company has not requested a rating on the Certificates by any rating agency other than the Rating Agencies. However, there can be no assurance as to whether any other rating agency will rate the Certificates, or, if it does, what rating would be assigned by any such other rating agency. A rating on the Certificates by another rating agency, if assigned at all, may be lower than the ratings assigned to the Certificates by the Rating Agencies.

                                 LEGAL OPINIONS

         Certain legal matters relating to the Certificates will be passed upon for the Company and for the Underwriter by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                 INDEX OF TERMS

                                                                            Page
                                                                            ----
Acceleration.............................................................    S-7
Accounting Period .......................................................   S-10
Business Day.............................................................    S-7
Call Warrants............................................................   S-11
Certificates.............................................................      1
Clearing Agency..........................................................    S-8
Closing Date............................................................. 1, S-1
Code.....................................................................   S-10
Company..................................................................      1
Definitive Certificates..................................................    S-8
Depositor................................................................      1
DTC......................................................................      2
ERISA....................................................................    S-2
Exchange Act.............................................................    S-5
First Call Date..........................................................      1
Maturity Date............................................................      1
Method of Distribution...................................................      1
Moody's..................................................................      1
NYSE.....................................................................      1
OID......................................................................   S-11
Participants.............................................................      2
Payment Default..........................................................    S-7
Plan.....................................................................   S-13
Prospectus...............................................................      1
Rating Agencies..........................................................      1
Risk Factors.............................................................      2
Salomon..................................................................      1
SBHCI....................................................................    S-4
SIPA.....................................................................    S-4
Standard & Poor's........................................................ 1, S-3
Term Assets..............................................................      1
Term Assets Issuer.......................................................      1
Trust....................................................................      1
Trust Agreement..........................................................      1
Trust Indenture Act......................................................    S-5
Trust Investment Enhanced Return Securities..............................      1
Trustee..................................................................      1
U.S. Persons.............................................................   S-10
Underwriter..............................................................      1
Underwriting Agreement...................................................   S-14
Warrant Exercise.........................................................    S-1
Warrant Exercise Purchase Price..........................................    S-7
Warrant Exercise Redemption..............................................      1
Warrantholders...........................................................      1

                                                                      APPENDIX A

                         DESCRIPTION OF THE TERM ASSETS

Issuer:                               J.P. Morgan & Co., Incorporated

Term Assets:                          $45,000,000 J.P. Morgan & Co. Incorporated
                                      Subordinated Notes due 2012

Maturity Date:                        December 24, 2012

Original Principal Amount Issued:     $45,000,000

CUSIP No.:                            616880BN9

Stated Interest Rate:                 0.000% per annum

Interest Payment Dates:               None

Principal Amount of Term Assets
   Deposited Under Trust Agreement:   $45,000,000



The above summary is qualified in its entirety by reference to the Term Assets Prospectus. Neither the Depositor nor any of its affiliates make any representation about the completeness, accuracy or timeliness of information in the Term Assets Prospectus.

Available Information

                  The Term Assets Issuer is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Term Assets Issuer with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, certain material described above and other information will also be available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York.

                                                                     APPENDIX B

                              ACCRETED VALUE SCHEDULE


                              12/24/00         45.084
                              06/24/01         46.606
                              12/24/01         48.179
                              06/24/02         49.805
                              12/24/02         51.486
                              06/24/03         53.223
                              12/24/03         55.020
                              06/24/04         56.876
                              12/24/04         58.796
                              06/24/05         60.780
                              12/24/05         62.832
                              06/24/06         64.952
                              12/24/06         67.145
                              06/24/07         69.411
                              12/24/07         71.753
                              06/24/08         74.175
                              12/24/08         76.678
                              06/24/09         79.266
                              12/24/09         81.942
                              06/24/10         84.707
                              12/24/10         87.566
                              06/24/11         90.521
                              12/24/11         93.576
                              06/24/12         96.735
                              12/24/12        100.000

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Underwriter. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that the information contained herein and in the accompanying Prospectus is correct as of any time subsequent to the date hereof; however, if any material change occurs while this Prospectus Supplement or the accompanying Prospectus is required by law to be delivered, this Prospectus Supplement or the accompanying Prospectus will be amended or supplemented accordingly.

                                       B-2